ASSIGNMENT AND ASSUMPTION AGREEMENT

(SUB-ADVISORY AGREEMENT)

This Assignment and Assumption Agreement is made as of January 1, 2026, by and among Franklin Advisers, Inc., a California corporation (“FAV”), K2/D&S Management Co., L.L.C., a Delaware limited liability company (“K2 Advisors”), and Jennison Associates LLC, a Delaware limited liability company (“Sub-Adviser”).

WHEREAS, each of FAV, K2 Advisors and Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering investment management, investment advisory and/or sub-advisory services to investment companies and other investment advisory clients;

WHEREAS, each of FAV and K2 Advisors is a direct or indirect, wholly-owned subsidiary of Franklin Resources, Inc.;

WHEREAS, K2 Advisors serves as investment manager to the Fund pursuant to an Amended and Restated Investment Management Agreement, dated as of October 1, 2017, as amended, between Franklin Alternative Strategies Funds (the “Trust”), on behalf of its series, K2 Alternative Strategies Fund (to be renamed the Franklin Alternative Strategies Fund effective January 30, 2026, and referred to herein as the “Fund”), and K2 Advisors (the “Management Agreement”), between K2 Advisors and the Trust, on behalf of the Fund;

WHEREAS, K2 Advisors has engaged Sub-Adviser to provide investment sub-advisory services with respect to a portion of the assets of the Fund allocated to Sub-Adviser by K2 Advisors, from time to time, which may consist of all, a portion or none of the Fund’s assets, pursuant to a Sub-Advisory Agreement, dated as of September 30, 2013, between K2 Advisors and Sub-Adviser (the “Sub-Advisory Agreement”);

WHEREAS, effective January 1, 2026 (the “Effective Date”), K2 Advisors has transferred to FAV all of its investment and investment-related personnel (including portfolio managers, research analysts, and certain support staff members) and assigned the Management Agreement to FAV pursuant to a separate Assignment and Assumption Agreement (the “Transfer”) in a transaction that does not constitute an “assignment” of the Management Agreement under the Investment Company Act of 1940, as amended;

WHEREAS, in conjunction with the Transfer, K2 Advisors desires to assign the Sub-Advisory Agreement to FAV, and FAV desires to assume the Sub-Advisory Agreement, pursuant to this Assignment and Assumption Agreement;

WHEREAS, the Transfer and the assignment of the Sub-Advisory Agreement to FAV pursuant to this Assignment and Assumption Agreement will not result in a change of control or management, and thus will not constitute an “assignment” of the Sub-Advisory Agreement under the Investment Company Act of 1940, as amended; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees of the Trust present in person that are not interested persons of the Trust, K2 Advisors, or FAV, approved the transfer of the Sub-Advisory Agreement and a form of this Assignment and Assumption Agreement, at a meeting held on May 28, 2025.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1. The Sub-Advisory Agreement in effect between K2 Advisors and Sub-Adviser with respect to the Fund is hereby assumed in its entirety by FAV, except that all references to K2 Advisors shall be replaced with references to FAV (the “Transferred Contract”).

2. FAV agrees to perform and be bound by all of the terms of the Transferred Contract and the obligations and duties of K2 Advisors thereunder.

3. The Transferred Contract shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

FRANKLIN ADVISERS, INC. By: /s/Ed McGraw Name: Ed McGraw Title: Head of Risk Premia Operations	K2/D&S MANAGEMENT CO., L.L.C. By: /s/Ed McGraw Name: Ed McGraw Title: Head of Risk Premia Operations
ACKNOWLEDGED: JENNISON ASSOCIATES LLC By: /s/ Peter L. Clark Name: Peter L. Clark Title: Managing Director

ACKNOWLEDGED:

FRANKLIN ALTERNATIVE STRATEGIES FUNDS, on behalf of K2 ALTERNATIVE STRATEGIES FUND (to be renamed FRANKLIN ALTERNATIVE STRATEGIES FUND)

By: /s/Navid J. Tofigh

Name: Navid J. Tofigh

Title: Vice President